Exhibit 99.1

MADISON SQUARE GARDEN SPORTS CORP. REPORTS

FISCAL 2023 SECOND QUARTER RESULTS

NEW YORK, N.Y., February 7, 2023 - Madison Square Garden Sports Corp. (NYSE: MSGS) today reported financial results for the fiscal second quarter ended December 31, 2022.

The New York Knicks (“Knicks”) and New York Rangers (“Rangers”) began their 2022-23 regular seasons in October at the Madison Square Garden Arena (“The Garden”). The Company has continued to experience positive operating momentum across its key revenue categories driven by sustained consumer and corporate demand. For the fiscal 2023 second quarter, average per-game revenues for tickets, suites, sponsorship and food, beverage and merchandise all exceeded results for the prior year period. In addition, local and national media rights fees were higher, primarily due to contractual rate increases.

During the fiscal 2023 second quarter, the Company implemented its plan to return approximately $250 million to shareholders, in light of the Company’s strong financial performance in fiscal 2022 and the trading price of its common stock relative to the intrinsic value of its professional sports teams. The return consisted of a special cash dividend of $7.00 per share (approximately $173 million) and a $75 million accelerated share repurchase (“ASR”) program, which the Company completed in January 2023.

For the fiscal 2023 second quarter, the Company generated revenues of $353.7 million, an increase of $64.1 million, or 22%, as compared to the prior year period. In addition, the Company reported operating income of $51.5 million, an increase of $15.6 million, or 43%, and adjusted operating income of $76.6 million, an increase of $21.0 million, or 38%, both as compared to the prior year period.(1)

Madison Square Garden Sports Corp. Executive Chairman James L. Dolan said, “Our second quarter results reflect ongoing positive momentum across all key areas of our business following last year’s robust financial performance. We are confident in the strength of our sports franchises and our ability to generate long-term value for shareholders.”

Results from Operations

Results for the three and six months ended December 31, 2022 and 2021 were as follows:

	Three Months Ended				Six Months Ended

	December 31,		Change		December 31,		Change
$ millions	2022	2021	$	%	2022	2021	$	%
Revenues	$353.7	$289.6	$64.1	22%	$377.8	$308.4	$69.4	23%
Operating income	$51.5	$35.9	$15.6	43%	$15.6	$1.0	$14.6	NM
Adjusted operating income(1)	$76.6	$55.7	$21.0	38%	$49.4	$27.5	$21.8	79%

Note: Does not foot due to rounding

1.	See page 3 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures.

Summary of Reported Results from Operations

For the fiscal 2023 second quarter, revenues of $353.7 million increased $64.1 million, or 22%, as compared to the prior year period. This increase was primarily due to higher pre/regular season ticket-related revenues, suite license fee revenues, sponsorship and signage revenues, food, beverage and merchandise sales, local media rights fees and league distribution revenues. The Rangers played six more regular season home games at The Garden in the current year period as compared to the prior year period.

Pre/regular season ticket-related revenues increased $29.7 million as compared to the prior year period, primarily due to higher average per-game revenue and the Rangers playing additional games at The Garden during the current year period.

Suite license fee revenues increased $12.5 million as compared to the prior year period, primarily due to the Rangers playing additional games at The Garden during the current year period and increased sales of suite products.

Sponsorship and signage revenues increased $10.0 million as compared to the prior year period, primarily due to the Rangers playing additional games at The Garden during the current year period, higher net sales of existing sponsorship and signage inventory, and sales of new sponsorship and signage inventory.

Pre/regular season food, beverage and merchandise sales increased $4.0 million as compared to the prior year period, primarily due to higher average per-game revenue and the Rangers playing additional games at The Garden. Local media rights fees increased $3.9 million as compared to the prior year period, primarily due to contractual rate increases. In addition, league distributions increased $3.2 million as compared to the prior year period due to increased NBA and NHL national media rights fees and other league distributions in the current year period.

Direct operating expenses of $225.7 million increased $32.9 million, or 17%, as compared with the prior year period. This increase was primarily driven by an increase in team personnel compensation of $19.1 million, as well as an increase in other team operating expenses of $7.4 million, both as compared to the prior year period.

Selling, general and administrative expenses of $75.6 million increased $16.0 million, or 27%, as compared to the prior year period. This increase was primarily due to higher employee compensation and related benefits, reflecting executive management transition costs recorded in the current year period, as well as higher marketing costs.

Operating income of $51.5 million increased $15.6 million, or 43%, as compared to the prior year period, primarily due to the increase in revenues, partially offset by higher direct operating expenses and an increase in selling, general and administrative expenses (including share-based compensation). Adjusted operating income of $76.6 million increased by $21.0 million, or 38%, as compared to the prior year period, primarily due to the increase in revenues, partially offset by higher direct operating expenses and an increase in selling, general and administrative expenses (excluding share-based compensation).

Other Matters

On October 6, 2022, the Company’s Board of Directors authorized a $75.0 million ASR program under the Company’s existing share repurchase authorization. On October 28, 2022, the Company entered into an ASR agreement with JPMorgan Chase Bank (“JP Morgan”). Pursuant to the ASR agreement, the Company made a payment of $75.0 million to JP Morgan and JP Morgan delivered 388,777 initial shares of Class A Common Stock to the Company on November 1, 2022, representing 80% of the total shares expected to be repurchased under the ASR (determined based on the closing price of the Company’s Class A Common Stock of $154.33 on October 28, 2022). The ASR was completed on January 31, 2023 with JP Morgan delivering 67,681 additional shares of Class A Common Stock to the Company upon final settlement. The average purchase price per share for shares of Class A Common Stock purchased by the Company pursuant to the ASR was $164.31.

About Madison Square Garden Sports Corp.

Madison Square Garden Sports Corp. (MSG Sports) is a leading professional sports company, with a collection of assets that includes: the New York Knicks (NBA) and the New York Rangers (NHL); two development league teams – the Westchester Knicks (NBAGL) and the Hartford Wolf Pack (AHL); and esports teams through Counter Logic Gaming, a North American esports organization, and Knicks Gaming, an NBA 2K League franchise. MSG Sports also operates two professional sports team performance centers – the MSG Training Center in Greenburgh, NY and the CLG Performance Center in Los Angeles, CA. More information is available at www.msgsports.com.

Non-GAAP Financial Measures

We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) excluding (i) deferred rent expense under the arena license agreements with Madison Square Garden Entertainment Corp. (“MSG Entertainment”), (ii) depreciation, amortization and impairments of property and equipment, goodwill and other intangible assets, (iii) share-based compensation expense or benefit, (iv) restructuring charges or credits, (v) gains or losses on sales or dispositions of businesses, (vi) the impact of purchase accounting adjustments related to business acquisitions, and (vii) gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan (which was established in November 2021). Because it is based upon operating income (loss), adjusted operating income (loss) also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that given the length of the arena license agreements and resulting magnitude of the difference in deferred rent expense and the cash rent payments, the exclusion of deferred rent expense provides investors with a clearer picture of the Company’s operating performance. We believe that this adjustment is beneficial for other incremental reasons as well. This adjustment provides senior management, investors and analysts with important information regarding a long-term related party agreement with MSG Entertainment. In addition, this adjustment is a component of the performance measures used to evaluate, and compensate, senior management of the Company. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of our business without regard to the settlement of an obligation that is not expected to be made in cash. In addition, we believe that the exclusion of gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan provides investors with a clearer picture of the Company’s operating performance given that, in accordance with GAAP, gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan are recognized in Operating (income) loss whereas gains and losses related to the remeasurement of the assets under the Company’s Executive Deferred Compensation Plan, which are equal to and therefore fully offset the gains and losses related to the remeasurement of liabilities, are recognized in Miscellaneous income (expense), net, which is not reflected in Operating income (loss).

We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of our Company. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 5 of this release.

Forward-Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industry in which it operates, and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Ari Danes, CFA Investor Relations and Financial Communications (212) 465-6072	Justin Blaber Financial Communications (212) 465-6109

Grace Kaminer Investor Relations (212) 631-5076

Conference Call Information:

The conference call will be Webcast live today at 10:00 a.m. ET at investor.msgsports.com

Conference call dial-in number is 888-660-6386 / Conference ID Number 6996895

Conference call replay number is 800-770-2030 / Conference ID Number 6996895 until February 14, 2023

MADISON SQUARE GARDEN SPORTS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended

	December 31,		December 31,
	2022	2021	2022	2021
Revenues	$353,694	$289,581	$377,783	$308,375
Direct operating expenses	225,702	192,847	229,383	201,425
Selling, general and administrative expenses	75,636	59,600	130,917	103,328
Depreciation and amortization	838	1,215	1,863	2,641

Operating income	51,518	35,919	15,620	981
Other income (expense):
Interest income	567	43	923	93
Interest expense	(6,079)	(3,585)	(9,391)	(6,688)
Miscellaneous income (expense), net	385	(64)	219	(127)

Income (loss) from operations before income taxes	46,391	32,313	7,371	(5,741)
Income tax (expense) benefit	(24,555)	(17,115)	(4,062)	4,054

Net income (loss)	21,836	15,198	3,309	(1,687)
Less: Net loss attributable to nonredeemable noncontrolling interests	(655)	(647)	(1,362)	(1,127)

Net income (loss) attributable to Madison Square Garden Sports Corp.’s stockholders	$22,491	$15,845	$4,671	$(560)

Basic earnings (loss) per common share attributable to Madison Square Garden Sports Corp.’s stockholders	$0.85	$0.65	$0.11	$(0.02)
Diluted earnings (loss) per common share attributable to Madison Square Garden Sports Corp.’s stockholders	$0.84	$0.65	$0.11	$(0.02)

Basic weighted-average number of common shares outstanding	24,130	24,261	24,213	24,217
Diluted weighted-average number of common shares outstanding	24,189	24,373	24,306	24,217

MADISON SQUARE GARDEN SPORTS CORP.

ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO

ADJUSTED OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income in arriving at adjusted operating income as described in this earnings release:

•	Deferred rent. This adjustment eliminates the impact of the non-cash portion of rent expense associated with the Arena License Agreements with MSG Entertainment.
•	Depreciation and amortization. This adjustment eliminates depreciation, amortization and impairments of property and equipment, goodwill and other intangible assets in all periods.
•

Share-based compensation. This adjustment eliminates the compensation expense related to restricted stock units and stock options granted under the Company’s employee stock plan and non-employee director plan in all periods.

•

Remeasurement of deferred compensation liabilities. This adjustment eliminates the impact of gains and losses related to the remeasurement of liabilities under the Company’s executive deferred compensation plan.

	Three Months Ended		Six Months Ended

	December 31,		December 31,
	2022	2021	2022	2021
Operating income	$51,518	$35,919	$15,620	$981
Deferred rent	12,202	11,179	12,708	11,708
Depreciation and amortization	838	1,215	1,863	2,641
Share-based compensation	11,619	7,354	18,839	12,205
Remeasurement of deferred compensation plan liabilities	449	—	346	—

Adjusted operating income	$76,626	$55,667	$49,376	$27,535

MADISON SQUARE GARDEN SPORTS CORP.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	December 31, 2022	June 30, 2022

	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$43,912	$91,018
Restricted cash	1,246	—
Accounts receivable, net of allowance for doubtful accounts of $0 and $0 as of December 31, 2022 and June 30, 2022, respectively	74,976	47,240
Net related party receivables	23,584	28,333
Prepaid expenses	43,502	18,810
Other current assets	20,717	19,868

Total current assets	207,937	205,269
Property and equipment, net of accumulated depreciation and amortization of $48,519 and $46,794 as of December 31, 2022 and June 30, 2022, respectively	32,125	32,892
Right-of-use lease assets	678,110	686,782
Amortizable intangible assets, net	498	636
Indefinite-lived intangible assets	112,144	112,144
Goodwill	226,955	226,955
Other assets	43,098	37,288

Total assets	$1,300,867	$1,301,966

MADISON SQUARE GARDEN SPORTS CORP.

CONSOLIDATED BALANCE SHEETS (continued)

(In thousands, except per share data)

	December 31, 2022	June 30, 2022

	(Unaudited)
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$7,924	$11,263
Net related party payables	8,030	19,624
Debt	30,000	30,000
Accrued liabilities:
Employee related costs	96,231	119,279
League-related accruals	97,560	75,269
Other accrued liabilities	11,190	6,796
Operating lease liabilities, current	43,751	43,699
Deferred revenue	188,274	132,369

Total current liabilities	482,960	438,299
Long-term debt	405,000	220,000
Operating lease liabilities, noncurrent	702,667	699,587
Defined benefit obligations	5,001	5,005
Other employee related costs	47,777	43,411
Deferred tax liabilities, net	12,926	8,917
Deferred revenue, noncurrent	30,948	31,122
Other liabilities	—	1,002

Total liabilities	1,687,279	1,447,343

Commitments and contingencies
Madison Square Garden Sports Corp. Stockholders’ Equity:
Class A Common stock, par value $0.01, 120,000 shares authorized; 19,415 and 19,697 shares outstanding as of December 31, 2022 and June 30, 2022, respectively	204	204
Class B Common stock, par value $0.01, 30,000 shares authorized; 4,530 shares outstanding as of December 31, 2022 and June 30, 2022	45	45
Preferred stock, par value $0.01, 15,000 shares authorized; none outstanding as of December 31, 2022 and June 30, 2022	—	—
Additional paid-in capital	—	17,573
Treasury stock, at cost, 1,033 and 751 shares as of December 31, 2022 and June 30, 2022, respectively	(169,772)	(128,026)
Accumulated deficit	(217,047)	(35,699)
Accumulated other comprehensive loss	(1,180)	(1,186)

Total Madison Square Garden Sports Corp. stockholders’ equity	(387,750)	(147,089)
Nonredeemable noncontrolling interests	1,338	1,712

Total equity	(386,412)	(145,377)

Total liabilities and equity	$1,300,867	$1,301,966

MADISON SQUARE GARDEN SPORTS CORP.

SELECTED CASH FLOW INFORMATION

(Dollars in thousands)

(Unaudited)

	Six Months Ended
	December 31,
	2022	2021
Net cash provided by operating activities	$31,577	$24,030
Net cash used in investing activities	(1,314)	(627)
Net cash used in financing activities	(76,123)	(39,879)

Net decrease in cash, cash equivalents and restricted cash	(45,860)	(16,476)

Cash, cash equivalents and restricted cash at beginning of period	91,018	72,036

Cash, cash equivalents and restricted cash at end of period	$45,158	$55,560